Exhibit 99.1

BWAY Parent Company, Inc. Announces Receipt of Requisite Consents

and Expiration of Consent Solicitation

Atlanta, GA – October 15, 2012— BWAY Parent Company, Inc. (“BWAY Parent”) announced today that the requisite holders of BWAY Holding Company’s (“BWAY” or the “Company”) 10% Senior Notes due 2018 (CUSIP No. 12429TAB0) (the “Notes”) had consented to the proposed amendments to the indenture governing the Notes (the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated October 5, 2012 (the “Statement”).

As of 5:00 p.m., New York City time, on October 12, 2012 (the “Expiration Date”), the Company had received valid consents in respect of a majority in aggregate principal amount of the outstanding Notes. Accordingly, the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into a supplemental indenture reflecting the Proposed Amendments. Subject to the terms and conditions set forth in the Statement, the Company will pay eligible holders who have validly delivered and not revoked consents on or prior to the Expiration Date a cash payment equal to $2.50 per $1,000 aggregate principal amount of Notes for which such holders have validly delivered and not revoked consents on or prior to the Expiration Date (the “Consent Fee”).

The Consent Fee will only be payable upon the closing of the Merger (as defined in the Statement) and the Proposed Amendments will not become operative until immediately prior to when the Merger is consummated and shall cease to be operative if the Merger is not consummated or payment of the Consent Fee is not made.

Separately, as the supplemental indenture has become effective, BOE Merger Corporation announced the termination of the previously announced offer to repurchase the Notes at 101% of the principal amount thereof in accordance with the terms and conditions of the Change of Control Notice and Offer to Purchase dated October 5, 2012.

Persons with questions regarding the consent solicitation should contact the solicitation agent, BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-4813 (collect) or the information and tabulation agent, Global Bondholder Services Corporation at (866) 937-2200 (toll free) or (212) 430-3774 (collect). Persons with questions about the tender offer should contact the tender agent, Global Bondholder Services Corporation at (866) 937-2200 (toll free) or 212-430-3774 (collect).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the proposed amendment or any securities. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About BWAY Corporation

BWAY Corporation is a leading North American supplier of general line rigid containers. The Company operates 22 plants throughout the United States and Canada serving industry leading customers on a national basis.

Contacts

Jeffrey M. O’Connell

Phone: (770) 645-4800